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Exhibit 10.9.2

EQUITY AWARD MODIFICATION AGREEMENT
(France—Based Executive)

        This Equity Award Modification Agreement (the "Agreement") is entered into this            day of                        , 2007 (the "Effective Date"), between Verigy Ltd., a company organized under the laws of the Republic of Singapore (the "Parent Company"), and            ("Executive").

RECITALS

        A.    Executive is currently employed by Verigy (France) SAS, an indirect wholly-owned subsidiary of the Parent Company. As used in this Agreement, the term "Employer" refers to Verigy (France) SAS and any other related corporation of the Parent Company with which Executive may in the future be directly employed. Absent the subsequent creation of a direct employment relationship with the Parent Company, the term "Employer" shall not include the Parent Company.

        B.    Executive also serves as an officer of the Parent Company. The Parent Company and the Executive acknowledge that Executive's sole employment relationship is between Executive and the Employer, and no employment relationship exists between Executive and the Parent Company.

        C.    The Parent Company, has issued certain stock options and restricted RSUs to Executive, and may issue further equity instruments to Executive in the future. All such options, restricted RSUs and any future equity-based instruments issued by the Parent Company to Executive are referred to collectively as the "Equity Awards."

        D.    The Equity Awards have been provided to Executive as an incentive to Executive helping ensure the success of the Parent Company. Neither the Equity Awards nor this Agreement are intended to create an employment relationship between the Parent Company.

        E.    As is the case with most, if not all, publicly traded businesses, it is expected that the Parent Company from time to time may consider or may be presented with the need to consider the possibility of an acquisition by another company or other change in control of the ownership of the Parent Company. The Board of Directors of the Parent Company (the "Board") recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative opportunities or to be influenced by the impact of a possible change in control of the ownership of the Parent Company on Executive's personal circumstances in evaluating such possibilities. The Board has determined that it is in the best interests of the Parent Company and its shareholders to ensure that the Parent Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Parent Company.

        F.     The Board believes that it is in the best interests of the Parent Company and its shareholders to provide Executive with an incentive to continue his/her employment and to motivate Executive to maximize the value of the Parent Company for the benefit of its shareholders.

        G.    The Board believes that it is important to provide Executive with certain benefits with respect to Equity Awards upon Executive's termination of employment with Employer in certain instances so as to provide Executive with enhanced financial security and incentive and encouragement to remain employed by the Employer and engaged with the Parent Company.

        D.    At the same time, the Board expects the Parent Company to receive certain benefits in exchange for providing Executive with this measure of financial security and incentive under the Agreement as provided herein.

        The Parent Company and Executive hereby agree as follows:

ARTICLE I

NATURE OF RELATIONSHIP; INTENT OF AGREEMENT

        1.1   The Parent Company and Executive each agree and acknowledge that this Agreement does not constitute a contract of employment and is to be considered separate and independent from any employment agreement or arrangement between the Executive and the Employer.

        1.2   In this Agreement, the Parent Company and Executive wish to set forth certain changes to the terms of the Equity Awards that will become effective in the event that Executive's employment with the Employer terminates under the circumstances described in Sections 2.1 or 2.2.

        1.3   The duties and obligations of the Parent Company to Executive under this Agreement shall be in consideration for Executive's compliance with the obligations described in Article IV. The Parent Company and Executive agree that Executive's compliance with the obligations described Article IV is a precondition to Executive's entitlement to the receipt of benefits under this Agreement and that the benefits described herein shall not be due unless all such conditions have been satisfied through the scheduled date of payment. The Parent Company hereby declares that it has relied upon Executive's commitments under this Agreement to comply with the requirements of Article IV and would not have been induced to enter into this Agreement or to execute this Agreement in the absence of such commitments.

ARTICLE II

EFFECT OF TERMINATION

        2.1   Termination without Cause; Voluntary Termination For Good Reason.

          (a)   In the event of any of the following (each, a "Section 2.1 Termination Event"):

            (1)   that Executive's employment with the Employer is involuntarily terminated at any time by the Employer without Cause; or

            (2)   Executive's employment terminates as a result of Executive's death or disability; or

            (3)   Executive's employment is voluntarily terminated by Executive within three months of the occurrence of an event constituting Good Reason and on account of an event constituting Good Reason; and, in each case, Section 2.2 does not apply;

        then, subject to Executive complying with his/her obligations described in Article IV of this Agreement:

          (i)    The vested portion of Executive's stock options and stock appreciation rights (the "Stock Options") that are outstanding as of the date of the Section 2.1 Termination Event shall be determined as follows upon the occurrence of such event:

            (1)   A period equal to 12 months shall be added to the actual length of Executive's service; and

            (2)   If the vested portion of the Stock Options otherwise would be determined in increments larger than one month, then the vesting of the Stock Options shall be prorated on the basis of the full months of service completed by Executive since the vesting commencement date of the Stock Options.(1)

(1)
For example, assume that Executive(1)s Stock Options ordinarily vest in four equal annual installments and that a Section 2.1 Termination Event occurs after 18 months of service from the vesting commencement date. Executive would be vested in 18/48ths of the Stock Options for the actual period of service plus 12/48ths of the Stock Options for the added vesting provided herein, for a total of 30/48ths vested.

            (3)   The Stock Options shall remain exercisable until the later of (i) the fifteen month anniversary of the date of the Termination Event or (ii) three months following the fourth anniversary of the date of grant of each option; provided, in either case, that Executive complies with his/her obligations under Article IV of this Agreement.

          (ii)   The vested portion of Executive's restricted stock awards ("Restricted Stock") that are outstanding as of the date of the Section 2.1 Termination Event shall be determined as follows upon the occurrence of such event:

            (1)   A period equal to 12 months shall be added to the actual length of Executive's service; and

            (2)   If the vested portion of the Restricted Stock otherwise would be determined in increments larger than one month, then the vesting of the Restricted Stock shall be prorated on the basis of the full months of service completed by Executive since the vesting commencement date of the Restricted Stock.

All shares of Restricted Stock that have not yet been delivered to Executive or his/her designee (whether because subject to joint escrow instructions or otherwise) shall be promptly delivered to Executive or his/her designee upon the occurrence of an event described in above.

          (iii)  The vested portion of Executive's stock unit awards (the "RSUs") that are outstanding as of the date of the Section 2.1 Termination Event shall be determined as follows upon the occurrence of such event:

            (1)   A period equal to 12 months shall be added to the actual length of Executive's service; and

            (2)   If the vested portion of the RSUs otherwise would be determined in increments larger than one month, then the vesting of the RSUs shall be prorated on the basis of the full months of service completed by Executive since the vesting commencement date of the RSUs.

            (3)   The number of shares calculated in accordance with the preceding two paragraphs as of the Termination Event shall vest, and the shares underlying RSUs which have not yet been issued shall be promptly issued at the later of (i) the date of the Termination Event or (ii) the second anniversary of the date of grant of the RSU award. Notwithstanding the vesting acceleration, shares issued may not be sold by Executive until two years from the date of issuance.

        2.2   Involuntary Termination by Employer upon or Following Change of Control.

          (a)   In the event of any of the following (each, a "Section 2.2 Termination Event"):

            (1)   Executive's employment with the Employer is involuntarily terminated at any time by the Employer without Cause either (x) at the time of or within 24 months following the occurrence of a Change of Control, (y) within three months prior to a Change of Control, whether or not such termination is at the request of an Acquiror, or (z) at any time prior to a Change of Control if such termination is at the request of an Acquiror; or

            (2)   Executive voluntarily terminates his/her employment with Employer within three months of the occurrence of an event constituting Good Reason and on account of an event constituting Good Reason, which event occurs either (x) at the time of or within 24 months following the occurrence of a Change of Control, (y) within three months prior to a Change of Control, whether or not such termination is at the request of an Acquiror, or (z) at any time prior to a Change of Control if such triggering event or Executive's termination is at the request of an Acquiror; or

            (3)   A Change of Control occurs within three months following a Section 2.1 Termination Event;

  then:

          (i)    Executive's Stock Options that are outstanding as of the date of the Section 2.2 Termination Event:

            (1)   shall become fully vested upon the occurrence of such Termination Event;

            (2)   shall remain exercisable until the later of (i) the fifteen month anniversary of the date of the Termination Event or (ii) three months following the fourth anniversary of the date of grant of each option; provided, in either case, that Executive complies with his/her obligations under Article IV of this Agreement;

          (ii)   Executive's Restricted Stock awards that are outstanding as of the date of the Section 2.2 Termination Event shall become fully vested and free from any contractual rights of the Parent Company to repurchase or otherwise reacquire the Restricted Stock as a result of Executive's termination of employment. All shares of Restricted Stock that have not yet been delivered to Executive or his/her designee (whether because subject to joint escrow instructions or otherwise) shall be promptly delivered to Executive or his/her designee upon the occurrence of a Section 2.2 Termination Event.

          (iii)  Executive's RSUs that are outstanding as of the date of a Section 2.2 Termination Event shall vest, and the shares underlying RSUs which have not yet been issued shall be promptly issued, at the later of (i) the date of the Termination Event or (ii) the second anniversary of the date of grant of the RSU award. Notwithstanding the vesting acceleration, shares issued may not be sold by Executive until two years from the date of issuance.

          (b)   For the elimination of doubt, in the event Executive's employment with the Employer is involuntarily terminated by the Employer without Cause and the circumstances described in this Section 2.2 are not applicable, then Section 2.1 and not this Section 2.2 will apply to such event.

ARTICLE III

TERMINATION of EMPLOYMENT FOR CAUSE; VOLUNTARY TERMINATION BY
EXECUTIVE WITHOUT GOOD REASON

        3.1   General Effect of Termination for Cause.    In the event Executive's employment with the Employer is involuntarily terminated by Employer with Cause at any time, whether before or after a Change of Control, then such termination of employment will not be a Termination Event, Executive will not be entitled to receive any benefits under this Agreement.

        3.2   Procedure for "Cause" Finding.

          (a)   Prior to a Change in Control, a termination of Executive's employment with Employer shall only constitute a termination for Cause under this agreement if a majority of the Board of the Parent Company then in office determines that grounds for Cause exist. In the event of such determination, the Parent Company will give Executive notice of the finding of Cause with reasonable specificity, and will provide Executive with a reasonable opportunity to meet with the Board to refute the finding.

          (b)   If Executive elects to appear before the Board to dispute the finding, the Board will meet with the Executive. Following such meeting, the Board shall reconsider its initial finding and the decision of a majority of the Board then in office will be required to confirm the determination that grounds for Cause exist.

          (c)   If Executive declines to appear before the Board to dispute the finding, then the initial action by the Board shall constitute the determination to terminate Executive for Cause.

          (d)   Subsequent to a Change in Control, the procedural requirements of Section 4.2(a) shall apply, except that the findings of the Board must be approved by not less than 2/3rds of the directors then in office.

          (e)   For the elimination of doubt, the parties acknowledge and agree that the termination of Executive's employment by Employer, including the grounds therefore and the compensation, if any, to which Executive would be entitled from Employer in connection therewith are subject to the employment agreement between Executive and Employer and the application of local law. The parties further acknowledge and agree that the procedure for a "Cause" finding under this Agreement is solely intended to apply to the rights and obligations of the parties under this Agreement.

        3.3   Voluntary Termination By Executive Absent Good Reason.    In the event Executive voluntarily terminates his/her employment with Employer for any reason other than on account of an event constituting Good Reason under the circumstances described Section 2.1 or Section 2.2, then such termination of employment will not be a Termination Event, Executive will not be entitled to receive any benefits under this Agreement.

ARTICLE IV

LIMITATIONS AND CONDITIONS ON BENEFITS

        4.1   Right to Benefits.    If a Termination Event does not occur, Executive shall not be entitled to receive any benefits described in this Agreement, except as otherwise specifically set forth herein. If a Termination Event occurs, Executive shall be entitled to receive the benefits described in this Agreement only if Executive complies with the restrictions and limitations set forth in this Article IV.

        4.2   Withholding Taxes.    The Parent Company shall withhold appropriate income, employment and other applicable taxes from any payments hereunder.

        4.3   Obligations of Executive.

          (a)   For two years following a Termination Event, Executive agrees not to personally solicit any of the employees either of the Parent Company or of any entity in which the Parent Company directly or indirectly possesses the ability to determine the voting of 50% or more of the voting securities of such entity (including two-party joint ventures in which each party possesses 50% of the total voting power of the entity) to become employed elsewhere or provide the names of such employees to any other company that Executive has reason to believe will solicit such employees.

          (b)   Following the occurrence of a Termination Event, Executive agrees to continue to satisfy his/her obligations under the terms of the Parent Company's standard form of Agreement Regarding Confidential Information and Proprietary Development previously executed by Executive (or any comparable agreement subsequently executed by Executive in substitution or supplement thereto).

          (c)   It is expressly understood and agreed that although Executive and the Parent Company consider the restrictions contained in this Section 5.4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time or territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

          (d)   Executive acknowledges and agrees that the Parent Company's remedies at law for a breach or threatened breach of any of the provisions of Section 5.4(a), (b) or (c) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Parent Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, with respect to a breach or threatened breach of Section 5.4(a) or (b) only, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available.

        4.4   Release Prior to Receipt of Benefits.    Upon the occurrence of a Termination Event, and as a condition to the receipt of any benefits under this Agreement on account of the occurrence of the Termination Event, Executive shall, as of the date of the Termination Event, execute a release substantially in the form attached hereto as Exhibit A.

ARTICLE V

OTHER RIGHTS AND BENEFITS NOT AFFECTED

        Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Parent Company and for which Executive may otherwise qualify. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Parent Company at or subsequent to the date of a Termination Event shall be payable in accordance with such plan, policy, practice or program.

ARTICLE VI

NON-ALIENATION OF BENEFITS

        No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

ARTICLE VII

DEFINITIONS

        For purposes of the Agreement, the following terms shall have the meanings set forth below:

        7.1   "Acquiror"    means a person or a member of a group of related persons representing such group that in either case obtains effective control of the Parent Company in the transaction or a group of related transactions constituting the Change of Control.

        7.2   "Cause"    means (i) an unauthorized use or disclosure by Executive of the Parent Company's confidential information or trade secrets, which use or disclosure causes material harm to the Parent Company, (ii) a material breach by Executive of a material agreement between Executive and the Parent Company, (iii) a material failure by Executive to comply with the Parent Company's written policies or rules resulting in material harm to the Parent Company, (iv) Executive's conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States, (v) Executive's gross negligence or willful misconduct resulting in material harm to the Parent Company, (vi) a continuing failure by Executive to perform assigned duties after receiving written notification of such failure or (vii) a failure by Executive to cooperate in good faith with a governmental or internal investigation of the Parent Company or its directors, officers or employees, if the Parent Company has requested Executive's cooperation. The parties acknowledge that the determination of "Cause" for purposes of this Agreement may be different than the determination of the grounds of termination, and the benefits to which Executive may be entitled, under the employment relationship, and the law applicable thereto, between Executive and Employer.

        7.3   "Change of Control"    means:

          (a)   The consummation of an amalgamation of the Parent Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Parent Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

          (b)   The sale, transfer or other disposition of all or substantially all of the Parent Company's assets;

          (c)   A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

            (i)    Had been directors of the Parent Company on the date 24 months prior to the date of such change in the composition of the Board (the "Original Directors"); or

            (ii)   Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

          (d)   Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Parent Company representing at least 30% of the total voting power represented by the Parent Company's then outstanding voting securities. For purposes of this Subsection (d), the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the shareholders of the Parent Company in substantially the same proportions as their ownership of Shares.

A transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Parent Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent Company's securities immediately before such transaction.

        7.4   "Disability"    means that Executive is unable to perform the duties of his/her office with the Parent Company or any subsidiary, and is unable to perform substantially equivalent duties, by reason of any medically determinable physical or mental impairment, and such condition has lasted or can be expected to last for a continuous period of not less than 12 months.

        7.5   "Good Reason"    means: (i) a reduction of Executive's rate of compensation as in effect on the Effective Date of this Agreement or, if a Change of Control has occurred, as in effect immediately prior to the occurrence of a Change of Control, other than reductions in Base Salary that apply broadly to employees of the Parent Company or reductions due to varying metrics and achievement of performance goals for different periods under variable-pay programs; (ii) either (A) failure to provide a package of benefits that, taken as a whole, provides substantially similar benefits to those in which Executive is entitled to participate as of the Effective Date (except that employee contributions may be raised to the extent of any cost increases related to such benefits where such increases in employee contributions are broadly applicable to employees of the Parent Company) or (B) any action by the

Parent Company that would significantly and adversely affect Executive's participation or reduce Executive's benefits under any of the Parent Company's benefit plans, other than changes that apply broadly to employees of the Parent Company; (iii) a change in Executive's duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Parent Company promptly after notice thereof is given by Executive; (iv) a request that Executive relocate to a worksite that is more than 25 miles from his/her prior worksite, unless Executive accepts such relocation opportunity; (v) a failure or refusal of a successor to the Parent Company to assume the Parent Company's obligations under this Agreement, as provided in Section 9.9 or (vi) a material breach by the Parent Company or any successor to the Parent Company of any of the material provisions of this Agreement. For purposes of clause (iii) of the immediately preceding sentence, Executive's duties, responsibilities, authority, job title or reporting relationships shall not be considered to be significantly diminished (and therefore shall not constitute "Good Reason") so long as Executive continues to perform substantially the same functional role for the Parent Company as Executive performed immediately prior to the occurrence of the Change of Control, even if the Parent Company becomes a subsidiary or division of another entity.

        7.6   "Parent Company"    means Verigy Ltd., a Singapore corporation, and any successor thereto and its subsidiaries; provided, however, that with respect to determining whether a Change in Control has occurred, the term "Parent Company" shall mean Verigy Ltd. exclusively.

        7.7   "Termination Event"    means an involuntary termination of employment described in Section 2.1 or 3.1(a) or a voluntary termination of employment described in Section 3.2(a). No other event shall be a Termination Event for purposes of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

        8.1   Term and Termination.    This Agreement shall be in effect commencing on the Effective Date and ending on the later of (i) the date when Executive ceases to be employed by Employer for any reason or (ii) the date when all obligations of the parties under this Agreement have been met.

        8.2   Interpretation.    The parties acknowledge that Executive may serve as an officer of the Parent Company as well as an officer and/or director of one or more of the Parent Company's subsidiaries. It is the parties' intention that when determining whether a Termination Event or Change of Control has occurred, the parties will look at the facts and circumstances affecting the highest level entity in the Parent Company's corporate family in which Executive plays a role. For example, an executive officer of the Parent Company who also served on the Board or as an officer of one or more of the Parent Company's subsidiaries will not be deemed to have experienced a change in Executive's duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position solely as a result of the change at the subsidiary level, i.e., changes implemented solely at the subsidiary level but not at the higher level would not constitute Good Cause unless the overall effect of the subsidiary-level changes resulted in a significant diminution of overall position with the Parent Company and its subsidiaries taken as a whole.

        8.3   Notices.    Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first-class mail, to the Parent Company at its primary U.S. office location and to Executive at Executive's address as listed in the Parent Company's payroll records. Any payments made by the Parent Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at such address as listed in the Employer's payroll records.

        8.4   Severability.    It is the intent of the parties to this Agreement that, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

        8.5   Waiver.    If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        8.6   Complete Agreement.    This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Parent Company and is the complete, final and exclusive embodiment of their agreement with regard to this subject matter. This Agreement shall be deemed to be an amendment of any agreements between Executive and the Parent Company applicable to his/her Stock Options, Restricted Stock, RSUs or other equity awards to the extent that this Agreement provides greater rights. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein. Without limiting the foregoing, this Agreement supersedes and replaces all prior agreements and understandings, whether written or oral, on the matters set forth herein that may exist between Executive and the Parent Company or its predecessor, Agilent Technologies, Inc. or any of their respective subsidiaries.

        8.7   Counterparts.    This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

        8.8   Headings.    The headings of the Articles and Sections hereof are inserted for convenience only and shall neither be deemed to constitute a part hereof nor to affect the meaning thereof.

        8.9   Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Parent Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not delegate any of Executive's duties hereunder and may not assign any of Executive's rights hereunder without the written consent of the Parent Company, which consent shall not be withheld unreasonably. Any successor to the Parent Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Parent Company's business and/or assets shall assume the Parent Company's obligations under this Agreement in the same manner and to the same extent as the Parent Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Parent Company" shall include any successor to the Parent Company's business and/or assets, whether or not such successor executes and delivers an assumption agreement referred to in the preceding sentence or becomes bound by the terms of this Agreement by operation of law or otherwise.

        8.10 Amendment or Termination of this Agreement.    This Agreement may be changed or terminated only upon the mutual written consent of the Parent Company and Executive.

        8.11 Attorney Fees.    If either party hereto brings any action to enforce such party's rights hereunder, the prevailing party in any such action shall be entitled to recover such party's reasonable attorneys' fees and costs incurred in connection with such action.

        8.12 Dispute Resolution.    In the event of any dispute(s) arising out of or in connection with this Agreement (including but not limited to any question regarding its existence, validity or termination) or any contract or agreement entered into in or in substantially the terms set out in Exhibit A hereof:

          (a)   Either party shall serve on the other a written notice requesting for negotiation and the parties shall use their best endeavors to settle such dispute(s) by negotiation. A party shall not proceed to mediation under sub-Section (b) until 30 days after service by either party of a written notice requesting negotiation.

          (b)   If the parties are unable to settle any dispute(s) by negotiation within 30 days after the written notice requesting for negotiation has been served by either party, then either party shall refer those dispute(s) to mediation in Singapore in accordance with the Mediation Procedure (except clause 10) of the Singapore Mediation Centre for the time being in force. The parties agree that mediation shall prevent them from commencing any suit or arbitration and shall act as a stay of such proceedings, except where arbitration has been commenced in accordance with sub-Section (d). A party shall not proceed to arbitration under sub-Section (c) until days after either party has initiated mediation proceedings.

          (c)   If the parties are unable to settle any dispute(s) by negotiation or mediation as provided above, the dispute shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference into this sub-Section. In connection with any such arbitration proceeding: (i) the tribunal shall consist of 1 arbitrator to be appointed in accordance with the SIAC Rules; (ii) the place of arbitration shall be Singapore; and (iii) the language of the arbitration shall be English.

          (d)   Procedures under sub-Sections (a) and (b) shall be condition precedents to arbitration under sub-Section (d). The term "dispute" in Section 8.12 includes any difference, disagreement, controversy and/or claim. If any process provided in any sub-Section of this Section 8.12 is found to be ineffective, invalid or unenforceable, the other processes provided in the other sub-Sections shall continue to operate as if the former process was never provided for.

BY ENTERING INTO THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS WAIVING EXECUTIVE'S RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

        8.13 Choice of Law.    All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Republic of Singapore.

        8.14 Construction of Agreement.    In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

Verigy Ltd., a Singapore corporation	EXECUTIVE (NAME)
(Signature of Authorized Signatory)	Signature
(Print Name & Title of Signatory)

Exhibit A: General Release and Agreement

Exhibit A

GENERAL RELEASE AND AGREEMENT

        This General Release and Agreement (the "Agreement") is entered into this            day of                        , 2    (the "Effective Date"), between Verigy Ltd., a company organized under the laws of the Republic of Singapore (the "Parent Company"), and                        ("Executive").

RECITALS

        A.    Executive and the Parent Company are parties to that certain Equity Award Modification Agreement dated [February    , 2007] (the "Modification Agreement");

        B.    Executive was employed by Verigy (France) SAS (the "Employer") a direct or indirect subsidiary of Verigy and such employment relationship has been terminated;

        C.    In connection with the termination of employment, and in accordance with the terms of the Modification Agreement, the Parent Company has agreed to modify the terms of certain equity award agreements between the Parent Company and Executive subject to Executive executing and delivering the releases contained herein;

        D.    Executive desires to receive the equity award modification under the Modification Agreement and wishes to release the Parent Company and its related corporations and others as provided herein;

AGREEMENT

        The Parent Company and Executive hereby agree as follows:

1.
Executive acknowledges that he/she was employed by Employer. Executive hereby resigns from (and agrees to deliver any further documents confirming the resignations, if any) any positions he/she may hold with the Parent Company and with any related corporation other than the Employer (the separation from the Employer shall be addressed in separate documentation to be entered into between the Executive and the Employer).

2.
Executive agrees not to make any public statement or statements to the press concerning the Parent Company, its related corporations, their respective business objectives, management practices, or other sensitive information without first receiving the Parent Company's written approval. Executive further agrees to take no action that would cause the Parent Company, its related corporations or their respective employees or agents any embarrassment or humiliation or otherwise cause or contribute to the Parent Company's or any such person's being held in disrepute by the general public or the Parent Company's employees, clients, or customers. the Parent Company agrees to take no action that would cause Executive any embarrassment or humiliation or otherwise cause or contribute to Executive's being held in disrepute by the general public or by the Parent Company's employees, clients or customers.

3.
Executive, on behalf of Executive and his/her heirs, estate, executors, administrators, successors and assigns, does fully release, discharge, and agree to hold harmless the Parent Company, its related corporations and each of their respective officers, agents, employees, attorneys, subsidiaries, related companies, predecessors, successors and assigns from all actions, causes of action, claims, judgments, obligations, damages, liabilities, costs, or expense of whatsoever kind and character that he may have, including but not limited to:

a.
claims relating to equity-based incentives provided by the Parent Company (or its related corporations) to Executive at any time;

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  b.
  any claims relating to employment (or termination of employment) of Executive by the Parent Company or any of its related corporations;

  c.
  discrimination on account of race, sex, age, national origin, creed, disability, or other basis;

  d.
  any claims for reemployment, salary, wages, bonuses, vacation pay, stock options, acquired rights, appreciation from stock options, stock appreciation rights, benefits or other compensation of any kind;

  e.
  any claims relating to, arising out of, or connected with Executive's employment with Agilent Technologies, Inc. or the Parent Company or their respective subsidiaries, whether or not the same be based upon any alleged violation of public policy; compliance (or lack thereof) with any internal policy, procedure, practice or guideline; or any oral, written, express, and/or implied employment contract or agreement, or the breach of any terms thereof, including but not limited to, any implied covenant of good faith and fair dealing; or any federal, state, county, municipal or foreign law, statute, regulation or order, whether or not relating to labor or employment; and

  f.
  any claims relating to, arising out of, or connected with any other matter or event occurring prior to the execution of this Agreement, whether or not brought before any judicial, administrative, or other tribunal.

  The foregoing notwithstanding, Executive does not release any actions, causes of action, claims, judgments, obligations, damages, liabilities, costs or expense of whatsoever kind and character that he may have with respect to (i) Executive's rights under this Agreement or the Modification Agreement, (ii) Executive's rights under any employee benefit plan sponsored by Agilent or the Parent Company or (iii) Executive's rights to indemnification or advancement of expenses under applicable law, the bylaws of Agilent or the Parent Company, or other governing instruments or any agreement addressing such subject matter between Executive and Agilent or the Parent Company; or (iv) Executive's rights in connection with Executive's employment with, and the termination thereof by, Employer (any such release will be executed directly between Executive and the Employer);

4.
Executive represents and warrants that Executive has not assigned any such claim or authorized any other person or entity to assert such claim on Executive's behalf. Further, Executive agrees that under this Agreement Executive waives any claim for damages incurred at any time in the future because of alleged continuing effects of past wrongful conduct involving any such claims and any right to sue for injunctive relief against the alleged continuing effects of past wrongful conduct involving such claims.

5.
In entering into this Agreement, the parties have intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between them. Executive understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present

6.
It is expressly agreed that the claims released pursuant to this Agreement include all claims against individual employees of the Parent Company and its related corporations, whether or not such employees were acting within the course and scope of their employment.

7.
Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment (including employment as an independent contractor or otherwise) with the Parent Company, its subsidiaries or related companies, or any successor, and Executive hereby waives any right, or alleged right, of employment or re-employment with such entities. Executive further agrees not to apply for employment with the Parent Company or any of its related corporations in the future and not to institute or join any action, lawsuit or proceeding

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  against the Parent Company, its related corporations or successors for any failure to employ Executive. In the event Executive should secure such employment, it is agreed that such employment is voidable without cause in the sole discretion of the Parent Company. After terminating Executive's employment, should Executive become employed by another company that the Parent Company merges with or acquires after the date of this Agreement, Executive may continue such employment only if the surviving company makes offers of employment to all employees of the acquired or merged company.

8.
Executive agrees that the terms, amount and fact of settlement shall be confidential until the Parent Company needs to make any required disclosure of any agreements between the Parent Company and Executive. Therefore, except as may be necessary to enforce the rights contained herein in an appropriate legal proceeding or as may be necessary to receive professional services from an attorney, accountant, or other professional adviser in order for such adviser to render professional services, Executive agrees not to disclose any information concerning these arrangements to anyone, including, but not limited to, past, present and future employees of the Parent Company or its related corporations, until such time of the public filings.

9.
The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Agreement. No modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

10.
It is further expressly agreed and understood that Executive has not relied upon any advice from the Parent Company, any related corporation or their respective attorneys or advisors whatsoever as to the taxability, whether pursuant to federal, state, local or foreign income tax statutes or regulations or otherwise, of the payments made hereunder and that Executive will be solely liable for all tax obligations, if any, arising from payment of the sums specified herein and shall hold the Parent Company harmless from any tax obligations arising from said payment.

11.
Dispute Resolution.    In the event of any dispute(s) arising out of or in connection with this Agreement (including but not limited to any question regarding its existence, validity or termination) or any contract or agreement entered into in or in substantially the terms set out in Exhibit A hereof:

(a)
Either party shall serve on the other a written notice requesting for negotiation and the parties shall use their best endeavors to settle such dispute(s) by negotiation. A party shall not proceed to mediation under sub-Section (b) until 30 days after service by either party of a written notice requesting negotiation.

(b)
If the parties are unable to settle any dispute(s) by negotiation within 30 days after the written notice requesting for negotiation has been served by either party, then either party shall refer those dispute(s) to mediation in Singapore in accordance with the Mediation Procedure (except clause 10) of the Singapore Mediation Centre for the time being in force. The parties agree that mediation shall prevent them from commencing any suit or arbitration and shall act as a stay of such proceedings, except where arbitration has been commenced in accordance with sub-Section (d). A party shall not proceed to arbitration under sub-Section (c) until days after either party has initiated mediation proceedings.

(c)
If the parties are unable to settle any dispute(s) by negotiation or mediation as provided above, the dispute shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for

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    the time being in force, which rules are deemed to be incorporated by reference into this sub-Section. In connection with any such arbitration proceeding: (i) the tribunal shall consist of 1 arbitrator to be appointed in accordance with the SIAC Rules; (ii) the place of arbitration shall be Singapore; and (iii) the language of the arbitration shall be English.

  (d)
  Procedures under sub-Sections (a) and (b) shall be condition precedents to arbitration under sub-Section (d). The term "dispute" in Section 8.12 includes any difference, disagreement, controversy and/or claim. If any process provided in any sub-Section of this Section 8.12 is found to be ineffective, invalid or unenforceable, the other processes provided in the other sub-Sections shall continue to operate as if the former process was never provided for.

BY ENTERING INTO THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS WAIVING EXECUTIVE'S RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT. BY ENTERING INTO THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS WAIVING EXECUTIVE'S RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

EXECUTIVE FURTHER STATES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ATTORNEY OF EXECUTIVE'S CHOICE, THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, THAT EXECUTIVE HAS HAD AMPLE TIME TO REFLECT UPON AND CONSIDER ITS CONSEQUENCES, THAT EXECUTIVE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO EXECUTIVE TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE OR IN THE SEVERANCE AGREEMENT, AND THAT EXECUTIVE IS SIGNING THIS AGREEMENT VOLUNTARILY.

        IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals and shall become effective as indicated above.

Verigy Ltd., a Singapore corporation	EXECUTIVE

(Signature of Authorized Signatory)	Signature

(Print Name & Title of Signatory)

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QuickLinks

  Exhibit 10.9.2
EQUITY AWARD MODIFICATION AGREEMENT (France—Based Executive)
RECITALS
ARTICLE I NATURE OF RELATIONSHIP; INTENT OF AGREEMENT
ARTICLE II EFFECT OF TERMINATION
ARTICLE III TERMINATION of EMPLOYMENT FOR CAUSE; VOLUNTARY TERMINATION BY EXECUTIVE WITHOUT GOOD REASON
ARTICLE IV LIMITATIONS AND CONDITIONS ON BENEFITS
ARTICLE V OTHER RIGHTS AND BENEFITS NOT AFFECTED
ARTICLE VI NON-ALIENATION OF BENEFITS
ARTICLE VII DEFINITIONS
ARTICLE VIII GENERAL PROVISIONS
  Exhibit A
GENERAL RELEASE AND AGREEMENT
RECITALS
AGREEMENT